As Filed with the Securities and Exchange Commission on May 13, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BRIDGEPOINT EDUCATION, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	59-3551629 (I.R.S. Employer Identification No.)

13500 Evening Creek Drive North, Suite 600 San Diego, California	92128
(Address of Principal Executive Offices)	(Zip Code)

Bridgepoint Education, Inc. Amended and Restated 2005 Stock Incentive Plan

Bridgepoint Education, Inc. 2009 Stock Incentive Plan (as amended and restated March 31, 2009)

Bridgepoint Education, Inc. Employee Stock Purchase Plan (as amended and restated March 31, 2009)

Stock Option Agreement between Bridgepoint Education, Inc. (“Bridgepoint”) and Hope Gardina, dated February 15, 2006

Stock Option Agreement between Bridgepoint and Larry Barker, dated February 15, 2006

Stock Option Agreement between Bridgepoint and Sean Gousha, dated February 15, 2006

Stock Option Agreement between Bridgepoint and Megan Williams, dated February 15, 2006

Stock Option Agreement between Bridgepoint and Adam Forrest, dated February 15, 2006

Stock Option Agreement between Bridgepoint and Dan Stoneman, dated February 15, 2006

Stock Option Agreement between Bridgepoint and Sheri Jones, dated February 15, 2006

Common Stock Purchase Warrant between TeleUniversity, Inc. (“TeleUniversity”) and Holly Boren, dated November 12, 2003

Common Stock Purchase Warrant between TeleUniversity and John Cacciatore, dated November 12, 2003

Common Stock Purchase Warrant between TeleUniversity and Frederick Chaffee, dated November 12, 2003

Common Stock Purchase Warrant between TeleUniversity and Bob Christie, dated November 12, 2003

Common Stock Purchase Warrant between TeleUniversity and Linda M. Clugston, dated November 12, 2003

Common Stock Purchase Warrant between TeleUniversity and R. Wayne Clugston, dated November 12, 2003

Common Stock Purchase Warrant between TeleUniversity and Frank Di Pietro, dated November 12, 2003

Common Stock Purchase Warrant between TeleUniversity and Paul Elsner, dated November 12, 2003

Common Stock Purchase Warrant between TeleUniversity and Billy Escue, dated November 12, 2003

Common Stock Purchase Warrant between TeleUniversity and Oscar T. Lenning, dated November 12, 2003

Common Stock Purchase Warrant between TeleUniversity and Ray Levesque, dated November 12, 2003

Common Stock Purchase Warrant between TeleUniversity and Brady Merkel, dated November 12, 2003

Common Stock Purchase Warrant between TeleUniversity and Larry Miller, dated November 12, 2003

Common Stock Purchase Warrant between TeleUniversity and Mary Obrochta, dated November 12, 2003

Common Stock Purchase Warrant between Bridgepoint and Lisa Vande Pol, dated November 21, 2008

Common Stock Purchase Warrant between TeleUniversity and Kathy Randa, dated November 12, 2003

Common Stock Purchase Warrant between TeleUniversity and Teresa Ronngren, dated November 12, 2003

Common Stock Purchase Warrant between TeleUniversity and Bruce J. Stewart, dated November 12, 2003

Common Stock Purchase Warrant between TeleUniversity and Scott Turner, dated November 12, 2003

Common Stock Purchase Warrant between Bridgepoint and David Vande Pol, dated November 14, 2008

Common Stock Purchase Warrant between TeleUniversity and Lynn E. Weaver, dated November 12, 2003

(Full title of the plans)

Andrew S. Clark

CEO and President

Bridgepoint Education, Inc.

13500 Evening Creek Drive North, Suite 600

San Diego, California, 92128

 (Name and Address of Agent For Service)

(858) 668-2586

(Telephone number, including area code, of agent for service)

Copy to:

John J. Hentrich, Esq.

Jeralin R. Cardoso, Esq.

Sheppard, Mullin, Richter & Hampton LLP

12275 El Camino Real, Suite 200

San Diego, California  92130

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered (4)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.01 per share: In respect of stock options (2)	8,659,056 shares	$0.3756	(5)	$3,251,912.04	(5)	$181.46
Common Stock, par value $0.01 per share: To be issued under the Bridgepoint Education, Inc. 2009 Stock Incentive Plan	5,000,000 shares	$10.3452	(6)	$51,725,857.32	(6)	$2,886.30
Common Stock, par value $0.01 per share: To be issued under the Bridgepoint Education, Inc. Employee Stock Purchase Plan	1,000,000 shares	$9.646	(7)	$9,645,825.00	(7)	$538.24
Common Stock, par value $0.01 per share: subject to the outstanding options under the:
Option Agreement between Bridgepoint and Hope Gardina	29,806 shares	$0.315	(8)	$9,388.89	(8)	$0.52
Option Agreement between Bridgepoint and Larry Barker	5,960 shares	$0.315	(8)	$1,877.40	(8)	$0.10
Option Agreement between Bridgepoint and Sean Gousha	5,960 shares	$0.315	(8)	$1,877.40	(8)	$0.10
Option Agreement between Bridgepoint and Megan Williams	5,960 shares	$0.315	(8)	$1,877.40	(8)	$0.10
Option Agreement between Bridgepoint and Adam Forrest	5,960 shares	$0.315	(8)	$1,877.40	(8)	$0.10
Option Agreement between Bridgepoint and Dan Stoneman	5,960 shares	$0.315	(8)	$1,877.40	(8)	$0.10
Option Agreement between Bridgepoint and Sheri Jones	5,960 shares	$0.315	(8)	$1,877.40	(8)	$0.10
Common Stock, par value $0.01 per share: subject to the outstanding warrants under the (3):
Warrant Agreement between TeleUniversity and Holly Boren	222 shares	$1.125	(8)	$249.75	(8)	$0.01
Warrant Agreement between TeleUniversity and John Cacciatore	4,444 shares	$1.125	(8)	$4,999.50	(8)	$0.28
Warrant Agreement between TeleUniversity and Frederick Chaffee	666 shares	$1.125	(8)	$749.25	(8)	$0.04
Warrant Agreement between TeleUniversity and Bob Christie	2,222 shares	$1.125	(8)	$2,499.75	(8)	$0.14
Warrant Agreement between TeleUniversity and Linda M. Clugston	19,555 shares	$2.925	(8)	$57,198.38	(8)	$3.19
Warrant Agreement between TeleUniversity and R. Wayne Clugston	172,222 shares	$2.835	(8)	$488,249.37	(8)	$27.24
Warrant Agreement between TeleUniversity and Frank Di Pietro	4,444 shares	$1.125	(8)	$4,999.50	(8)	$0.28
Warrant Agreement between TeleUniversity and Paul Elsner	5,555 shares	$1.125	(8)	$6,249.38	(8)	$0.35
Warrant Agreement between TeleUniversity and Billy Escue	11,111 shares	$1.125	(8)	$12,499.88	(8)	$0.70
Warrant Agreement between TeleUniversity and Oscar T. Lenning	4,444 shares	$1.125	(8)	$4,999.50	(8)	$0.28
Warrant Agreement between TeleUniversity and Ray Levesque	3,333 shares	$1.125	(8)	$3,749.63	(8)	$0.21
Warrant Agreement between TeleUniversity and Brady Merkel	11,111 shares	$1.125	(8)	$12,499.88	(8)	$0.70
Warrant Agreement between TeleUniversity and Larry Miller	2,222 shares	$1.125	(8)	$2,499.75	(8)	$0.14
Warrant Agreement between TeleUniversity and Mary Obrochta	4,000 shares	$2.25	(8)	$9,000.00	(8)	$0.50
Warrant Agreement between TeleUniversity and Kathy Randa	2,222 shares	$1.125	(8)	$2,499.75	(8)	$0.14
Warrant Agreement between Bridgepoint and Lisa Vande Pol	5,555 shares	$2.25	(8)	$12,498.75	(8)	$0.70
	2,777 shares	$9.00	(8)	$24,993.00	(8)	$1.39
	41,111 shares	$2.25	(8)	$92,499.75	(8)	$5.16
Warrant Agreement between TeleUniversity and Teresa Ronngren	4,444 shares	$2.25	(8)	$9,999.00	(8)	$0.56
Warrant Agreement between TeleUniversity and Bruce J. Stewart	5,555 shares	$1.125	(8)	$6,249.38	(8)	$0.35
Warrant Agreement between TeleUniversity and Scott Turner	33,333 shares	$4.50	(8)	$149,998.50	(8)	$8.37
	133,333 shares	$4.50	(8)	$599,998.50	(8)	$33.48
	38,889 shares	$2.25	(8)	$87,500.25	(8)	$4.88
Warrant Agreement between Bridgepoint and David Vande Pol	5,555 shares	$2.25	(8)	$12,498.75	(8)	$0.70
	2,777 shares	$9.00	(8)	$24,993.00	(8)	$1.39
	26,389 shares	$2.25	(8)	$59,375.25	(8)	$3.31
Warrant Agreement between TeleUniversity and Lynn E. Weaver	5,555 shares	$1.125	(8)	$6,249.38	(8)	$0.35
TOTAL	15,277,668 shares	N/A		$66,344,044.40		$3,702.00	(9)

(1)	The securities to be registered include options, warrants and rights to acquire Common Stock.

(2)	Represents shares subject to issuance upon exercise of stock options outstanding under the Bridgepoint Education, Inc. Amended and Restated 2005 Stock Incentive Plan.

(3)	TeleUniversity, Inc. was the predecessor-in-interest to Bridgepoint Education Inc.

(4)

Pursuant to Rule 416, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Bridgepoint Education, Inc. Amended and Restated 2005 Stock Incentive Plan, Bridgepoint Education, Inc. 2009 Stock Incentive Plan (as amended and restated March 31, 2009), Bridgepoint Education, Inc. Employee Stock Purchase Plan (as amended and restated March 31, 2009), Bridgepoint Education, Inc. Options and Bridgepoint Education, Inc. Warrants by reason of any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the Registrant’s outstanding shares of Common Stock.

(5)

Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, on the basis of the weighted average exercise price of the outstanding stock options.

(6)

(i)  Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, on the basis of the exercise price of each outstanding stock option.

(ii) Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on May 11, 2009, as set forth in the following table:

Type of Shares	Number of Shares	Exercise Price Per Share ($)	Maximum Aggregate Offering Price ($)
Shares subject to currently outstanding stock options issued under the Bridgepoint Education, Inc. 2009 Stock Incentive Plan (i)	2,765,822	10.50	29,041,131.00
Shares reserved for future issuance under the Bridgepoint Education, Inc. 2009 Stock Incentive Plan (ii)	2,234,178	10.154	22,684,726.32
TOTAL:	5,000,000

(7)

Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on May 11, 2009, multiplied by 95%, which is the current percentage of the trading purchase price applicable to purchases under the referenced Plan.

(8)

Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, on the basis of the respective exercise prices of the outstanding respective options or warrants.

(9)

$969 of the registration fee for this registration statement is being offset, pursuant to Rule 457(p) under the Securities Act of 1933, as amended, by the registration fee paid in connection with unsold securities registered by the registrant under Registration Statement No. 333-156408 (initially filed on December 22, 2008).

The Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Program Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (“SEC”) are hereby incorporated by reference into this Registration Statement:

(a)

The Registrant’s prospectus filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act filed on April 16, 2009, in connection with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-156408), as amended, in which there is set forth the audited consolidated financial statements for the Registrant’s fiscal year ended December 31, 2008;

(b)	All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s latest annual report; and

(c)

The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-34272) filed with the SEC on March 30, 2009, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such descriptions.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be incorporated by reference into this registration statement from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the DGCL also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation.  In addition, the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DCGL.  The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

Article 7 of the Registrant’s Fifth Amended and Restated Certificate of Incorporation (Exhibit 3.3 of the Registrant’s Registration Statement on Form S-1 (Registration No. 333-156408), as amended “Registrant’s Form S-1”)) limits the liability of the Registrant’s directors and officers and provides that such directors and officers will not be personally liable for monetary damages for breach of their fiduciary duties as directors or officers, except liability: (i) for any breach of a director’s or officer’s duty of loyalty to the Registrant or its stockholders, (ii) for intentional misconduct, fraud or a knowing violation of the law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which a director or officer derives an improper personal benefit. The Fifth Amended and Restated Certificate of Incorporation also provides that the Registrant shall indemnify and hold harmless its directors and officers to the fullest extent authorized under the laws of the State of Delaware.  In addition, the Fifth Amended and Restated Certificate of Incorporation provides that the Registrant’s Board of Directors shall have the power to indemnify Registrant’s employees and agents.

Article VIII of the Registrant’s Second Amended and Restated Bylaws (Exhibit 3.4 to the Registrant’s Form S-1) provides that the Registrant shall indemnify its directors, officers, employees and agents made a party to any proceeding, by reason of the fact that he/she is or was a director or officer or employee or agent of the Registrant.  Indemnification is only available in instances in which the defendant acted in good faith for a purpose which he/she reasonably believed to be in Registrant’s best interest.  In criminal proceedings, the defendant additionally must have had no reasonable cause to believe that his/her conduct was unlawful.

Additionally, as permitted by Delaware law, the Registrant has entered into indemnification agreements with each of its directors and officers that require the Registrant to indemnify such persons, to the fullest extent authorized or permitted under Delaware law, against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with the investigation, defense, settlement or appeal of any action, hearing, suit or other proceeding, whether pending, threatened or completed, to which any such person may be made a witness or a party by reason of (1) the fact that such person is or was a director, officer, employee or agent of the registrant or its subsidiaries, whether serving in such capacity or otherwise acting at the request of the registrant or its subsidiaries and (2) anything done or not done, or alleged to have been done or not done, by such person in that capacity.  The indemnification agreements also require the Registrant to advance expenses incurred by directors and officers within 20 days after receipt of a written request, provided that such persons undertake to repay such amounts if it is ultimately determined that they are not entitled to indemnification.  Additionally, the agreements set forth certain procedures that will apply in the event of a claim for indemnification thereunder, including a presumption that directors and officers are entitled to indemnification under the agreements, and that the Registrant has the burden of proof to overcome that presumption in reaching any contrary determination.  The Registrant is not required to provide indemnification under the agreements for certain matters, including: (1) indemnification beyond that permitted by Delaware law; (2) indemnification for liabilities for which the officer or director is reimbursed pursuant to such insurance as may exist for such person’s benefit; (3) indemnification related to disgorgement of profits under Section 16(b) of the Securities Exchange Act of 1934; (4) in connection with certain proceedings initiated against the Registrant by the director or officer; or (5) indemnification for settlements the director or officer enters into without the Registrant’s written consent.  The indemnification agreements require the Registrant to maintain directors’ and officers’ insurance in full force and effect while any director or officer continues to serve in such capacity, and so long as any such person may incur costs and expenses related to legal proceedings as described above.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Document

4.1	Fifth Amended and Restated Certificate of Incorporation of Bridgepoint Education, Inc. (incorporated herein by reference to Exhibit 3.3 to the Registrant’s Form S-1).

4.2	Second Amended and Restated Bylaws of Bridgepoint Education, Inc. (incorporated herein by reference to Exhibit 3.4 to the Registrant’s Form S-1).

5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP.

5.2	Opinion of Richards, Layton & Finger P.A.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1).

23.3	Consent of Richards, Layton & Finger P.A. (included in Exhibit 5.2).

24.1	Power of Attorney.

99.1	Bridgepoint Education, Inc. Amended and Restated 2005 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Form S-1).

99.2	Bridgepoint Education, Inc. 2009 Stock Incentive Plan (as amended and restated March 31, 2009) (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Form S-1).

99.3	Bridgepoint Education, Inc. Employee Stock Purchase Plan (as amended and restated March 31, 2009) (incorporated herein by reference to Exhibit 10.6 to the Registrant’s Form S-1).

99.4	Form of Nonstatutory Stock Option Agreement for Executives and Senior Management for the 2009 Stock Incentive Plan.

99.5	Form of Incentive Stock Option Agreement for Executives and Senior Management for the 2009 Stock Incentive Plan.

99.6	Form of Stock Option Agreement for Options Issued outside of plan.

99.7	Form of Warrant Agreement for Warrants Issued outside of plan (incorporated herein by reference to Exhibit 4.10 to the Registrant’s Form S-1).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)     to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on May 13, 2009.

BRIDGEPOINT EDUCATION, INC.

By:	/s/ Andrew S. Clark
Andrew S. Clark
CEO and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name and Signature	Title	Date

/s/ ANDREW S. CLARK	CEO (Principal Executive Officer) and
Andrew S. Clark	President and a Director	May 13, 2009

/s/ DANIEL J. DEVINE	Chief Financial Officer (Principal Financial
Daniel J. Devine	Officer and Principal Accounting Officer)	May 13, 2009

Directors:

Ryan Craig

Dale Crandall

Patrick T. Hackett

Robert Hartman

Adarsh Sarma

By:

/s/ ANDREW S. CLARK	May 13, 2009

Andrew S. Clark
Attorney-in-Fact

INDEX TO EXHIBITS

The following documents are filed as exhibits to this registration statement:

Exhibit No.	Description of Document
4.1	Fifth Amended and Restated Certificate of Incorporation of Bridgepoint Education, Inc. (incorporated herein by reference to Exhibit 3.3 to the Registrant’s Form S-1).

4.2	Second Amended and Restated Bylaws of Bridgepoint Education, Inc. (incorporated herein by reference to Exhibit 3.4 to the Registrant’s Form S-1).

5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP.

5.2	Opinion of Richards, Layton & Finger P.A.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1).

23.3	Consent of Richards, Layton & Finger P.A. (included in Exhibit 5.2).

24.1	Power of Attorney.

99.1	Bridgepoint Education, Inc. Amended and Restated 2005 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Form S-1).

99.2	Bridgepoint Education, Inc. 2009 Stock Incentive Plan (as amended and restated March 31, 2009) (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Form S-1).

99.3	Bridgepoint Education, Inc. Employee Stock Purchase Plan (as amended and restated March 31, 2009) (incorporated herein by reference to Exhibit 10.6 to the Registrant’s Form S-1).

99.4	Form of Nonstatutory Stock Option Agreement for Executives and Senior Management for the 2009 Stock Incentive Plan.

99.5	Form of Incentive Stock Option Agreement for Executives and Senior Management for the 2009 Stock Incentive Plan.

99.6	Form of Stock Option Agreement for Options Issued outside of plan.

99.7	Form of Warrant Agreement for Warrants Issued outside of plan (incorporated herein by reference to Exhibit 4.10 to the Registrant’s Form S-1).